Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222013

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 27, 2017)

4,100,000 Common Shares

Scorpio Bulkers Inc.

Common Shares

We are offering 4,100,000 of our common shares, par value $0.01 per share, pursuant to this prospectus supplement. We have granted the underwriters in this offering an option for a period of 30 days to purchase up to 615,000 additional common shares from us on the same terms and conditions as set forth herein.

As part of this offering, Scorpio Services Holding Limited, or SSH, a related party and a member of the Scorpio group of companies, has agreed to purchase 950,000 common shares at the public offering price.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “SALT.” On June 8, 2020, the last reported sale price of our common shares on the NYSE was $24.68 per share.

Investing in our common shares involves risks. Before you make an investment in our common shares, you should carefully consider each of the factors described under “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 5 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$18.460	$75,686,000
Underwriting discounts and commissions(1)(2)	$0.923	$3,784,300
Proceeds to the company, before expenses(2)	$17.537	$71,901,700

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.
(2)

We have granted to the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to a maximum of 615,000 additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $4,351,945, and the total proceeds to us, before expenses, will be $82,686,955.

The underwriters expect to deliver the common shares to purchasers on or about June 12, 2020.

Joint Bookrunning Managers

BofA Securities	BTIG	Clarksons Platou Securities

Co-Managers

Pareto Securities	Arctic Securities

The date of this prospectus supplement is June 9, 2020.

Prospectus Supplement

Base Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares. The information incorporated by reference is deemed to be part of this prospectus supplement, and information that we file with the Commission will automatically update and supersede the previously filed information. In the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. We have a fiscal year end of December 31. Unless the context otherwise requires, when used in this prospectus supplement, the terms “Company,” “we,” “our” and “us” refer to Scorpio Bulkers Inc. and its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and the financial information presented in this prospectus supplement that is derived from financial statements incorporated herein by reference is prepared in accordance with U.S. GAAP. The term “Scorpio Pools” refers to the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, which are spot market-oriented pools of similarly sized vessels operated by companies affiliated with us.

You should rely on only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate only as of their respective dates or the date or dates which are specified in such documents, regardless of the time of delivery of this prospectus supplement or any sale of our common shares. Our business, financial condition, results of operations or prospectus may have changed since such date or dates.

S-i

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Because this is only a summary, it may not contain all of the information that may be important to you in making an investment decision, and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Before investing in our common shares, you should carefully review this entire prospectus supplement and the accompanying base prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement, including the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 5 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020 (the “2019 Annual Report”) and “Cautionary Statement Regarding Forward Looking Statements”. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common shares.

Our Company

We are an international shipping company that owns and operates the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes. As of June 8, 2020, our operating fleet of 55 vessels consisted of 49 wholly-owned or finance leased drybulk vessels, with an average age of 4.3 years, and six time chartered-in drybulk vessels, which we refer to collectively as our “Operating Fleet.” All of the vessels in our Operating Fleet are currently employed in the Scorpio Pools. Our owned and finance leased fleet has total carrying capacity of approximately 3.6 million dwt and all of our owned and finance leased vessels have carrying capacities of greater than 60,000 dwt.

Recent and Other Developments

Dividend

On May 11, 2020, our Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about June 30, 2020, to all shareholders of record as of June 15, 2020.

Reverse Stock Split and Reduction in Authorized Capital Stock

On April 7, 2020, we effected a one-for-ten reverse stock split of our common shares, reducing the number of outstanding common shares from approximately 72.5 million shares to approximately 7.2 million shares, and concurrently reduced the number of authorized common shares to 31,875,000. This is only reflected in our unaudited financial statements as of and for the three months ended March 31, 2020.

IMO 2020

In April 2020, we reached an agreement with our counterparties to postpone the delivery of exhaust gas cleaning systems, known as scrubbers, on 13 of our vessels until at least 2021 at no additional cost to us. This is expected to delay the payment of $25.2 million of expenditures until 2021 at the earliest.

Investment in Scorpio Tankers Inc.

In May 2020, we sold 2.25 million shares of Scorpio Tankers Inc. (NYSE: STNG) for aggregate net proceeds of $42.7 million. As of the date of this prospectus, we continue to own in aggregate approximately 2.16 million common shares of Scorpio Tankers Inc.

Vessel Sales

In April 2020, we completed the sales of the SBI Jaguar and SBI Taurus and in May 2020, we completed the sale of the SBI Bolero. Upon completion of all three sales, our liquidity increased by $18.3 million.

Debt

$67.3 Million Lease Financing

In April 2020, we closed the transaction to sell and leaseback one Kamsarmax vessel (SBI Lynx) to Ocean Yield ASA. As part of the transaction, we agreed to bareboat charter-in the SBI Lynx for a period of 12 years. We have several purchase options during the charter period of the agreement, as well as a purchase option for the vessel upon the expiration of the agreement. Upon completion of this transaction, the Company’s liquidity increased by $33.6 million after the repayment of related outstanding debt.

$12.8 Million Credit Facility

In April 2020, we repaid in full and terminated our $12.8 Million Credit Facility upon the closing of the sale and leaseback transaction for the SBI Lynx under our $67.3 Million Lease Financing.

$38.7 Million Credit Facility

In April 2020, we repaid in full and terminated our $38.7 Million Credit Facility upon the sale of the SBI Jaguar, which previously served as collateral under the loan.

$85.5 Million Credit Facility

In April 2020, we repaid $11.1 million of this credit facility upon the sale of the SBI Taurus, which previously served as collateral under the loan. Following such repayment, $37.0 million remains outstanding on this facility.

$184.0 Million Credit Facility

In May 2020, we repaid $12.5 million of this credit facility upon the sale of the SBI Bolero, which previously served as collateral under the loan. In May 2020, we also repaid $50.0 million of the revolving facility under this facility, all $50.0 million of which remains available to us for future use. Following these repayments, $98.9 million remains outstanding on this facility.

Financial Guarantees

In April 2020, we agreed to guarantee certain obligations of certain related parties arising from bunker purchases made through April 2021 on behalf of the vessels the Company owns. The maximum potential liability under these guarantees is $4.0 million.

Our Fleet

The following tables set forth certain summary information regarding our Operating Fleet as of June 8, 2020.

Operating Fleet

Owned or Finance Leased Vessels*

Vessel Name	Year Built	DWT	Vessel Type
SBI Antares	2015	61,000	Ultramax
SBI Athena	2015	64,000	Ultramax
SBI Bravo	2015	61,000	Ultramax
SBI Leo	2015	61,000	Ultramax
SBI Echo	2015	61,000	Ultramax
SBI Lyra	2015	61,000	Ultramax
SBI Tango	2015	61,000	Ultramax
SBI Maia	2015	61,000	Ultramax
SBI Hydra	2015	61,000	Ultramax
SBI Subaru	2015	61,000	Ultramax
SBI Pegasus	2015	64,000	Ultramax
SBI Ursa	2015	61,000	Ultramax
SBI Thalia	2015	64,000	Ultramax
SBI Cronos	2015	61,000	Ultramax
SBI Orion	2015	64,000	Ultramax
SBI Achilles	2016	61,000	Ultramax
SBI Hercules	2016	64,000	Ultramax
SBI Perseus	2016	64,000	Ultramax
SBI Hermes	2016	61,000	Ultramax
SBI Zeus	2016	60,200	Ultramax
SBI Hera	2016	60,200	Ultramax
SBI Hyperion	2016	61,000	Ultramax
SBI Tethys	2016	61,000	Ultramax
SBI Phoebe	2016	64,000	Ultramax
SBI Poseidon	2016	60,200	Ultramax
SBI Apollo	2016	60,200	Ultramax
SBI Samson	2017	64,000	Ultramax
SBI Phoenix	2017	64,000	Ultramax
SBI Aries	2015	64,000	Ultramax
SBI Gemini	2015	64,000	Ultramax
SBI Pisces	2016	64,000	Ultramax
SBI Libra	2017	64,000	Ultramax
SBI Virgo	2017	64,000	Ultramax

Total Ultramax		2,051,800

SBI Samba	2015	84,000	Kamsarmax
SBI Rumba	2015	84,000	Kamsarmax
SBI Capoeira	2015	82,000	Kamsarmax
SBI Carioca	2015	82,000	Kamsarmax
SBI Conga	2015	82,000	Kamsarmax
SBI Sousta	2016	82,000	Kamsarmax
SBI Rock	2016	82,000	Kamsarmax
SBI Lambada	2016	82,000	Kamsarmax
SBI Reggae	2016	82,000	Kamsarmax
SBI Zumba	2016	82,000	Kamsarmax
SBI Macarena	2016	82,000	Kamsarmax
SBI Parapara	2017	82,000	Kamsarmax
SBI Swing	2017	82,000	Kamsarmax
SBI Mazurka	2017	82,000	Kamsarmax
SBI Jive	2017	82,000	Kamsarmax
SBI Lynx	2018	82,000	Kamsarmax

Total Kamsarmax		1,316,000

Total Owned or Financed Leased Vessels DWT		3,367,800

Time Chartered-in Vessels

Vessel Name	Year Built	DWT	Where Built	Daily Base Rate	Earliest Expiry
CL Taizhou	2019	81,100	China	Variable	10-Mar-21	(1)
CL Zhenjiang	2019	81,100	China	Variable	7-Apr-21	(2)
Yangze 11	2018	82,000	China	$12,000	25-June-21	(3)
CL Suzhou	2018	81,100	China	Variable	13-Jul-21	(4)
CL Yangzhou	2015	81,100	China	Variable	22-Jul-21	(5)
Ocean Phoenix Tree	2017	62,100	Japan	$10,885	30-Sept-20	(6)

Aggregate Time Chartered-in DWT		468,500

*	Our vessels are flagged in the Republic of the Marshall Islands or Liberia.
(1)	This vessel has been time chartered-in for 24 to 27 months at the Company’s option at 118% of the Baltic Panamax Index (“BPI”). The vessel was delivered to the Company in March 2019.
(2)	This vessel has been time chartered-in for 24 to 27 months at the Company’s option at 118% of the BPI. The vessel was delivered to the Company in May 2019.
(3)

This vessel is time chartered-in for 24 months at $12,000 per day for the first twelve months and at $12,500 per day for the second twelve months. The Company has the option to extend this time charter for 12 months at $13,000 per day and an additional 12 months at $14,500 per day. The vessel was delivered to the Company in July 2019.

(4)	This vessel has been time chartered-in for 24 to 27 months at the Company’s option at 118% of the BPI. The vessel was delivered to the Company in July 2019.
(5)	This vessel has been time chartered-in for 24 to 27 months at the Company’s option at 118% of the BPI. The vessel was delivered to the Company in August 2019.
(6)

This vessel was originally time chartered-in for 22 to 24 months at the Company’s option at $10,125 per day. In September 2019, the Company exercised its option to extend the time charter for one year at $10,885 per day. The vessel was delivered to the Company in September 2017.

Corporate Information

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our common shares have traded on the NYSE under the symbol “SALT” since December 12, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is +377-9798-5715. We also maintain an office at 150 East 58th Street, New York, NY 10155 and our telephone number at that address is (646) 432-1675. Our website address is www.scorpiobulkers.com. The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at www.sec.gov. None of the information contained on these websites is incorporated into or forms a part of this prospectus supplement.

THE OFFERING

The Issuer	Scorpio Bulkers Inc., a Marshall Islands corporation

Common Shares Presently Outstanding	7,247,580(1) common shares

Common Shares Offered	4,100,000 common shares (or 4,715,000 common shares, assuming full exercise of the underwriters’ option to purchase additional common shares).

Common Shares Outstanding Immediately After This Offering	11,347,580 common shares (or 11,962,580 common shares, assuming full exercise of the underwriters’ option to purchase additional common shares).

Investment by SSH	As part of this offering, SSH, a related party and a member of the Scorpio group of companies, has agreed to purchase 950,000 common shares at the public offering price. In connection with this offering, SSH has signed a lock-up agreement that will stay in place for 90 days from the date of this prospectus.

Use of Proceeds	We estimate that we will receive net proceeds of approximately $71.5 million from this offering (or approximately $82.3 million if the underwriters’ option to purchase additional common shares is exercised in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes, including working capital.

Listing	Our common shares are currently listed on the NYSE under the symbol “SALT”.

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 5 of the accompanying base prospectus, in the 2019 Annual Report, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)	As of June 8, 2020.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	the strength of world economies;

•	the length and severity of the recent novel coronavirus (COVID-19) outbreak, including its impact on the demand for seaborne transportation of bulk goods;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in the supply of drybulk vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;

•	general drybulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in the value of our vessels;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	compliance with, and our liabilities under, governmental, tax, environmental and safety laws and regulations;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to successfully employ our drybulk vessels;

•

our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	potential exposure or loss from investment in derivative instruments or other equity investments in which we invest;

•	potential conflicts of interest involving members of our board and senior management and our significant shareholders;

•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;

•	vessel breakdowns and instances of off-hire; and

•	drybulk shipping market trends, charter rates and factors affecting supply and demand.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference might not occur.

Please see the section entitled “Risk Factors” in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS

An investment in our common shares involves risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our 2019 Annual Report, and as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of these risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to Our Company

The outbreak of COVID-19 and the governmental responses thereto may adversely affect our business.

The outbreak of the novel coronavirus (“COVID-19”) that originated in China in December 2019 and that has, as of the date of this prospectus supplement, spread to most developed nations of the world has resulted in the implementation of numerous actions taken by governments and governmental agencies in an attempt to control or mitigate the spread of the virus. These measures have resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. A significant reduction in manufacturing and other economic activities has and is expected to continue to have a materially adverse impact on the global demand for raw materials, coal and other bulk cargoes that our customers transport on our vessels. This significant decline in the demand for dry bulk tonnage has resulted in significant volatility in dry bulk charter spot rates, with the BDI ranging from 976 to 411 during the first quarter of 2020, and may materially and adversely impact our ability to charter our vessels. When these measures and the resulting economic impact will end and what the long-term impact of such measures on the global economy will be are not known at this time. As a result, the extent to which COVID-19 will impact our results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain or treat its impact, among others. Accordingly, an estimate of the impact cannot be made at this time.

We are leveraged, which could significantly limit our ability to execute our business strategy and we may be unable to comply with our covenants in our credit facilities that impose operating and financial restrictions on us, which could result in a default under the terms of these agreements.

As of March 31, 2020, we had $783.5 million of outstanding indebtedness under our credit facilities and other financing obligations.

Our credit facilities impose operating and financial restrictions on us, that limit our ability, or the ability of our subsidiaries party thereto, to, among other things, pay dividends and make capital expenditures, incur additional indebtedness, create liens on our assets or sell our vessels. Therefore, from time to time we may seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends on our common shares, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

In addition, our secured credit facilities require us to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in our fleet. We may obtain waivers or amendments from our lenders with respect to such financial ratios and covenants, or we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. There can be no assurances that our lenders will grant any waivers or additional amendments in the future.

Risks Related to This Offering and Ownership of Our Common Shares

Management has broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have an adverse effect on our business, or cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders’ ownership interests and may depress the market of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval. Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us would decrease;

•	the proportionate amount of cash available for dividends payable on our common shares could decrease;

•	the relative voting strength of each previously outstanding common share could be diminished; and

•	the market price of our common shares could decline.

The market price of our common shares has fluctuated widely and may fluctuate widely in the future, or there may be no continuing public market for you to resell our common shares.

The market price of our common shares has fluctuated widely since our common shares began trading on the NYSE in December 2013, and may continue to do so as a result of many factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the shipping industry, market conditions in the shipping industry, particularly the drybulk sector, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. Further, there may be no continuing active or liquid public market for our common shares.

If the market price of our common shares falls below $5.00 per share, under NYSE rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our common shares as collateral may lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares.

The shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price, or that you will be able to sell them at all.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $71.5 million from this offering (or approximately $82.3 million if the underwriters’ option to purchase additional common shares is exercised in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes, including working capital.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2020:

•	on an actual basis;

•	on an as adjusted basis to give effect to the following:

•	the sale of 2.25 million shares of Scorpio Tankers Inc. (NYSE: STNG) for aggregate net proceeds of $42.7 million;

•	the sale of the SBI Jaguar, SBI Taurus and SBI Bolero for $18.3 million in the aggregate, after the repayment of $33.5 million of related debt;

•	scheduled principal payments on our financing obligations in the amount of $6.3 million, the paydown of the Company’s revolving loan facility of $50.0 million;

•

drawdowns of an aggregate of $9.4 million on our $30.0 Million Credit Facility, $60.0 Million Credit Facility and our $67.3 Million Lease Financing to partially finance the purchase and installation of scrubbers on seven vessels;

•	the closing of the sale leaseback transaction involving the SBI Lynx in the amount of $21.8 million, which amounted to $10.3 million in net proceeds after the repayment of related debt; and

•	on an as further adjusted basis to give effect to this offering.

There have been no other significant adjustments to our capitalization since March 31, 2020, as so adjusted.

You should read the information below together with the section of this prospectus supplement entitled “Use of Proceeds,” as well as our Report on Form 6-K containing our unaudited condensed consolidated financial statements and related notes thereto for the three months ended March 31, 2020, filed with the Commission on June 9, 2020, which is incorporated by reference herein.

	As of March 31, 2020
In thousands of U.S. dollars	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents(1)	$50,209	$74,652	$146,154

Current debt:
Bank loans, net	36,634	36,634	36,634
Financing obligations	32,779	26,489	26,489
Non-current debt:
Bank loans, net	352,943	262,800	262,800
Financing obligations	351,207	377,507	377,507

Total debt	$773,563	$703,430	$703,430

Shareholders’ equity:
Preferred Shares	$—	$—	$—
Common Shares	809	809	850
Paid-in capital	1,717,776	1,717,776	1,789,237
Common shares held in treasury	(56,720)	(56,720)	(56,720)
Accumulated deficit	(910,969)	(910,969)	(910,969)

Total shareholders’ equity	$750,896	$750,896	822,398

Total capitalization	$1,524,459	$1,454,326	1,525,828

(1)	Cash, as adjusted and as further adjusted, does not include the impact of cash flows from operations from April 1, 2020 through the date of this prospectus.

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES

The following table sets forth the beneficial ownership of our common shares as of June 8, 2020, held by each person or entity that we know beneficially owns 5% or more of our common shares and our executive officers and directors.

Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name	Number of Shares		Percentage Owned(1)
Scorpio Holdings Limited	1,447,751	(2)	20.0%
GRM Investments Ltd.	1,283,932	(3)	17.7%
Evermore Global Advisors, LLC*	580,041	(4)	8.0%
Directors and executive officers as a group	561,872		7.8%

(1)	Calculation based on 7,247,580 common shares outstanding as of June 8, 2020.
(2)

This information is derived from the Schedule 13D/A filed with the Commission on May 12, 2020 by Scorpio Holdings Limited, Scorpio Services Holding Limited, Scorpio Assets Holding Limited, Scorpio Assets SALT Limited, and Ms. Annalisa Lolli-Ghetti. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of Scorpio Holdings Limited. Emanuele Lauro, our Chairman and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Holdings Limited, respectively. Following the completion of this offering, it is expected that SSH will own approximately 17.0% of our outstanding common shares, and that Scorpio Holdings Limited will beneficially own approximately 21.1% of our outstanding common shares.

(3)	This information is derived from the Schedule 13G/A filed with the Commission on July 25, 2017 and has been adjusted to reflect the one-for-ten reverse stock split, effective April 7, 2020.
(4)	This information is derived from the Schedule 13G/A filed with the Commission on January 30, 2020 and has been adjusted to reflect the one-for-ten reverse stock split, effective April 7, 2020.
*	Includes common shares held by funds managed thereby.

INDUSTRY AND MARKET CONDITIONS

The Drybulk Shipping Industry

Except as otherwise indicated, the statistical information and industry and market data contained in this section is based on or derived from statistical information and industry and market data collated and prepared by SSY Consultancy & Research Ltd (“SSY”). The data is based on SSY’s review of such statistical information and market data available at the time (including internal surveys and sources, independent financial information, independent external industry publications, reports or other publicly available information). Due to the incomplete nature of the statistical information and market data available, SSY has had to make some estimates where necessary when preparing the data. The data is subject to change and may differ from similar assessments obtained from other analysts of shipping markets. Whilst reasonable care has been taken in the preparation of the data, SSY has not undertaken any independent verification of the information and market data obtained from published sources.

Industry Overview

Drybulk shipping mainly comprises the shipment of minerals, such as iron ore and coal, other industrial raw materials and various agricultural products. Of these, the major cargoes are iron ore, coal and grain. The remaining minor bulk cargoes include steel products, bauxite/alumina, nickel ore, cement, petroleum coke, forest products, fertilizers and non-grain agricultural products, such as sugar.

Charterers in the drybulk shipping industry range from cargo owners (such as mining companies and grain houses) to end-users (such as steel producers and power utilities) and also include a number of different trading companies and ship operators.

Total international seaborne drybulk trade is estimated to have reached a new annual record of approximately 4.72 billion tonnes in 2019. This represents an increase of an estimated 1.5% from the 2018 level and an estimated 11.2% from the 2014 level, which compares with a compound annual average growth rate, or CAGR, of 2.2% for the period 2014 to 2019. With the exception of 2009, when the global economy was in recession, seaborne drybulk trade has recorded positive annual growth in every year since 1998. While the 2019 trade estimates set out in the table below will still be subject to revision, as final trade statistics become available, our current estimates indicate a fourth consecutive year in which annual growth in seaborne trade volumes exceeded 65 million tonnes, albeit that this growth was unevenly distributed between the various dry bulk cargo types.

World Seaborne Drybulk Trade

(million tonnes)

Cargo/Year	2014	2015	2016	2017	2018	2019	2014-19% Growth	CAGR
Major Bulks	3,000	2,992	3,088	3,191	3,241	3,264	9%	2%
Iron Ore	1,391	1,414	1,484	1,532	1,522	1,506	8%	2%
Coal	1,186	1,128	1,130	1,155	1,203	1,224	3%	1%
Grains	423	450	474	505	516	534	26%	5%
Minor Bulks	1,242	1,264	1,293	1,348	1,408	1,454	17%	3%
Total	4,241	4,256	4,381	4,539	4,649	4,718	11%	2%

Totals may not add due to rounding

Cargo Types

Iron ore: The key raw material for steelmaking, and single largest seaborne drybulk cargo, iron ore trade expanded more than three-fold between 2002 and 2017 on the back of unprecedented Chinese import demand.

Preliminary estimates for 2019 do, however, indicate a second consecutive annual decrease, but only marginally with an estimated decline of 1.1% to 1,506 million tonnes, or Mt. This compared with a CAGR of approximately 2% for the five years since 2014. Last year’s decline in trade was despite positive growth in world steel production in 2019, which rose by 3.0% to a new all-time high, led by increases in China. In addition to China which, as described elsewhere in this section, is the dominant importer accounting for over two-thirds of seaborne imports in 2019, the main import markets for iron ore are Japan, Western Europe and South Korea, while South East Asia generated positive import growth in 2019. Exports are dominated by Australia and Brazil, which together accounted for an estimated 81% of the seaborne market in 2019 with a large majority of their cargoes carried by Capesize vessels given the favorable unit economies. This market share has increased from 79% in 2014, mainly due to the introduction of additional Australian export capacity. Other iron ore exporters include South Africa, Canada, India, Sweden, Ukraine and West Africa. Brazil’s iron ore exports shrank from 390 Mt in 2018 to 351 Mt in 2019 as a result of mining restrictions imposed in the aftermath of the January 2019 Brumadinho dam failure to allow safety inspection work to take place.

Withdrawal of steel production capacity in response to the Covid-19 pandemic has led to an annual decrease in global crude steel production of 4.1% in January-April inclusive. China’s crude steel production gained 1.3% on the same four months of 2019, whereas output in the rest of the world fell 9.9%. Combined iron ore exports from the world’s two largest exporters, Australia and Brazil, were 379.6 Mt in the first four months of the year, a year-on-year increase of 2.7% owing to greater Australian export availability offsetting a decline from Brazil.

Coal: At an estimated 1,224 million tonnes in 2019, global seaborne coal trade increased by an estimated 1.7% from its 2018 level and represented only the fourth year of positive annual growth since 2013 against a background of improved overall energy demand. This is in line with a CAGR close to 1% for the entire five-year period from 2014 to 2019. Coal trade is comprised of two main categories: (1) steam coal (which is chiefly used for electricity generation, but also by industrial users, such as the cement industry) and (2) coking coal (a key input for blast furnace steelmaking). Steam coal was estimated to have reached an all-time high in 2019.

Although the import market for coal was historically dominated by demand from Japan and Western Europe, the last 10-15 years have seen China and India emerge as key importers of both categories of coal. The leading exporter of coking coal is Australia, followed by the United States and Canada. Indonesia is the largest exporter of steam coal, ahead of Australia, the former Soviet Union, Colombia, South Africa and the United States.

Between 2005 and 2013, China transformed from a major steam coal exporting nation to the single largest importer, representing the strength of the country’s domestic demand for power generation. However, imports represent a very small share (i.e. less than 10%) of coal consumption in China (which is the world’s largest coal producer) and, as a result, imports have been subject to major fluctuations in response to changes in domestic market conditions. For example, in 2015 China recorded a sharp annual decline in steam coal imports, against the background of an oversupplied domestic coal market and government intervention to restrict imports, reducing the country’s steam coal imports to a six-year low, but in 2016 both coking and steam coal imports increased, mainly as a result of government-driven cuts in domestic coal production. Further Chinese government interventions aimed at managing the domestic coal market since 2017 contributed to some significant monthly variations in import volumes, but the estimated combined annual total for coking and steam coal imports rose to a six-year high in 2019, with the coking coal annual total at an all-time high.

India remained the world’s single largest coal importer in 2019, with gains in coking coal volumes, which are estimated to have pushed the aggregate annual volume to a record high. Annual growth in Indian imports had been dampened between 2014 and 2017, mainly due to rising domestic coal production. Japan, South Korea and Taiwan, together with Western Europe, remain major import markets, while South East Asia and Latin America have grown in importance as coal import generators. Although investments in new port facilities enabled the participation of Capesize vessels in the Asia-led coal trade growth during the period from 2010 to 2013, more recent changes in coal trade patterns (in particular, the rising share of exports from Indonesia, Russia and the US) has chiefly benefitted demand for Panamax and Handymax vessels.

Available trade data for the first quarter of 2020 indicate a decline in seaborne coal movements with, for example, combined exports from Australia, Canada, Colombia, Indonesia, South Africa and the US down by 0.4% from the same period in 2019.

Grains: Seaborne grain trade is comprised of wheat, coarse grains (corn, barley, oats, rye and sorghum) and soybeans/meal, which together totaled an estimated new record of 534 Mt in 2019, according to preliminary trade data. This was up by an estimated 3.5% from 2018 and compares with a CAGR of approximately 5% for the period from 2014 to 2019, which is the fastest rate of the major bulk cargoes. In addition, the grain trades remain an important source of freight market volatility due to both the seasonality of export flows, year-on-year variations in crop surpluses and deficits and, latterly, by import tariffs.

Soy is the largest of the three main categories of grain trade with Brazil, the United States and Argentina the leading export countries. The principal markets are in Europe and Far East Asia with China being the world’s single largest soybean importer. Shipments are dominated by Panamax and Handymax vessels. The introduction of import tariffs by China on US soybeans in 2018 served to boost soybean volumes from Brazil to China at the expense of the US in 2018 and 2019, leading US suppliers to seek alternative markets. Despite outbreaks of African swine fever reducing animal feed demand and, in turn, soybean imports into China, world soybean and meal trade continued to grow by 2.5% to an annual record of 198 Mt in 2019. Wheat and coarse grains are also primarily carried by mid-size vessels with the United States, Canada, Russia, Ukraine, Argentina, Brazil, Australia and the European Union the main exporting regions. In addition to Far East Asia and Europe, the Middle East, Africa and Latin America are all significant import markets.

Trade data for the main exporting regions for the first quarter of 2020 indicate that their combined shipments of wheat, coarse grains and soy were 0.6% lower than in the same quarter of 2019.

Minor Bulks: A diversity of cargo types are covered under this heading with different sets of demand drivers. Nevertheless, together at approximately 1.45 billion tonnes per annum these trades represent a major source of employment for the smaller Handysize and Handymax vessels.

In recent years the pattern of minor bulk trade has been altered by government restrictions on the export of key industrial ores in South East Asia. This was led by an Indonesian ban on the export of unprocessed mineral ores beginning in January 2014, which reduced the country’s combined exports of bauxite and nickel ore from 121 Mt in 2013 to zero in 2015 and 2016. Bauxite trade did benefit from a sharp increase in exports from Malaysia in 2015, but in early 2016 the Malaysian government announced a temporary suspension of domestic bauxite mining, which was subsequently extended into 2019. This turned the focus of importers in China (the world’s biggest bauxite market) to longer haul supplies, particularly from West Africa (where fronthaul cargoes are now predominantly carried by Capesize vessels). At the beginning of 2017 the Indonesian government partially relaxed its ban on unprocessed mineral ore exports with limited volumes re-entering the international market. However, uncertainties continue to surround the availability of South East Asian mineral ores with, for example, nickel ore exports from Indonesia prohibited once again from January 2020.

Despite these constraints, total minor bulk trade is estimated to have achieved a new annual record in 2019. The estimated CAGR for minor bulk trade volumes for the period from 2014 to 2019 was 3%.

Demand for Drybulk Shipping

Drybulk trade is a function of levels of (a) economic activity, (b) the industrialization/urbanization of developing countries, (c) population growth (plus changes in dietary habits) and (d) regional shifts in cargo supply/demand balances, which can occur, for example, due to the development of new export/import capacity or depletion/development of mineral reserves. The distances shipped chiefly reflect regional commodity surpluses and deficits. Generally, the more concentrated the sources of cargo supply, the greater the average distance shipped.

Ship demand is determined by the overall volumes of cargo moved and the distance that these are shipped, or tonne-mile demand, as well as changes in vessel efficiency. These changes may be caused by such factors as (1) vessel speed (which will change in response to movements in fuel costs and freight market earnings); (2) port delays (which have been a common occurrence in the last 15 years as inland and port logistics in several key export areas struggled to meet surging global demand) and (3) laden to ballast ratios, or how much time vessels spend sailing empty on re-positioning voyages. Ballasting has also been on the increase over the last 10 to 15 years due to the widening imbalance in cargo flows between the Atlantic and Pacific Basins.

World seaborne drybulk trade followed a steady underlying upward trend during the 1980s and 1990s. Annual average growth in the major drybulk cargoes during the period from 1990 to 1999 was an estimated 2.2%, before accelerating sharply to 4.8% during the period from 2000 to 2009 and was sustained at an estimated 4.7% between 2010 and 2019.

The growth in drybulk trade volumes since 2000 has been primarily due to the rapid industrialization and urbanization of China. In the fifteen years from 2004, Chinese drybulk imports have increased more than five-fold from 357 Mt, as illustrated in the chart below. Such an expansion was facilitated by investments in new mining and port facilities in key exporting areas around the world initially in response to Chinese-driven rises in commodity prices from 2004 to 2011 and subsequently reflecting movements in the commodity price cycle.

The table below provides a more detailed comparison of China’s drybulk imports from 2014 to 2019, which shows a new annual record last year with preliminary data indicating an increase in aggregate volumes of 73.5 Mt to approximately 1,837 Mt in 2019. This was despite two consecutive annual declines in imports of iron ore in 2018 and 2019, which had made the greatest contribution to China’s drybulk import growth over the last five years. The 124 Mt estimated net increase in iron ore imports between 2014 and 2019 reflects not only increases in domestic steel production (and, therefore, iron ore consumption) to meet the needs of an industrializing and urbanizing economy as well as exports of steel products, but also the substitution of higher-quality imported iron ore for lower-quality domestic supplies and increases in port stocks, leading to iron ore imports growing more rapidly than Chinese steel production between 2013 and 2017.

However, the relationship between the two changed in 2018, as the net fall in iron ore imports was accompanied by record levels of Chinese steel production. This was partly due to the government-enforced removal for environmental reasons of scrap steel-consuming induction furnace capacity in 2017 (which had hitherto been excluded from official Chinese steel production statistics). This move not only inflated steel production growth in 2018 official data, but also constrained iron ore consumption growth owing to the abundance of steel scrap previously used in induction furnaces. In addition, winter curtailment measures introduced by the government to combat pollution by heavy industry involve restrictions on iron ore sintering to the detriment of imported iron ore fines, while there was also some destocking at China’s iron ore ports in 2018.

In 2019 constrained iron ore supply from both Australia (caused by weather-related disruption) and Brazil (chiefly from mining restrictions in the aftermath of the Brumadinho dam disaster) encouraged iron ore from alternative sources, including Canada, India, South Africa and Ukraine. However, estimated annual iron ore imports into China overall decreased from the 2018 annual total.

As in 2018, with grains impacted by tariffs, it was coal and, especially, the minor bulks that drove Chinese drybulk import growth in 2019. Bauxite (the main raw material for the aluminum industry) was the single largest category of minor bulk cargo imported by China in 2019, at 105.6 Mt, which was 21% above the annual total in 2018 and the highest year on record. This growth was dominated by Guinea, the biggest bauxite supplier to China, followed by Australia. There was continued resumption in imports from Indonesia in 2019, which had been the leading source of Chinese bauxite imports prior to 2014, but volumes remained modest by historical standards with the government announcing an export ban on nickel ore from January 2020. China’s total annual nickel ore imports increased from 35.0 Mt in 2017 to 44.4 Mt in 2018 and 58.4 Mt in 2019.

Chinese Drybulk Imports (Million Tonnes)

	2014	2018	2019	CAGR
Iron Ore	932.9	1,064.8	1,070.5	+3%
Coal*	291.4	280.8	299.9	+1%
Bauxite/Alumina	41.8	88.0	107.3	+21%
Grains	90.6	108.6	106.5	+4%
Other**	181.3	221.2	244.3	+6%
Total of above	1,538.0	1,763.4	1,828.5	+4%

*	Includes lignite, which is excluded from SSY’s estimates for seaborne coal trade and categorized as a minor bulk.
**	Includes mineral ores (such as nickel), pulp/wood chip/logs and petroleum coke. Source: Chinese Customs

Growth in China’s iron ore trades over the last 15 years has mainly been to the benefit of Capesize vessels, hauling cargoes from West Australia and Brazil. Australia and Indonesia are the primary sources of Chinese coal imports, while in the grain trades increased Chinese demand for soybeans from Latin America and the United States has boosted tonne-mile demand for Panamax and Supramax vessels.

Outside of China, most of the additional growth in drybulk cargo import demand during the past five years has been generated by other Asian economies. For example, and despite setbacks since 2014, Indian coal imports in 2019 were estimated to be 20 Mt higher than their corresponding level in 2014, reflecting the strength of demand from electricity generators and the cement and steel industries. Although India has added several Capesize coal import terminals in recent years, a majority of the coal cargoes arriving in the country are shipped by Supramax, Panamax and Kamsarmax vessels. More established Asian import markets, such as South Korea, have also contributed to the region’s import growth.

In contrast, European mineral imports staged only a partial recovery from their cyclical lows in 2009 and remained below their 2007 totals, before trending lower since 2014. This is partly due to slow economic growth in the Eurozone, but also policy driven changes in the region’s energy mix away from coal. Consequently, Asia’s share of world seaborne major bulk imports is estimated to have climbed to approximately 79% from approximately 60% in the middle of the last decade and 53% to 54% in 2000.

As a result, the fastest drybulk trade growth has been seen within the Pacific Basin, which has been supplemented by increases in front-haul trade from the Atlantic to the Pacific (chiefly iron ore on Capesize vessels and grains on Panamaxes and Supramaxes, but also US coal).

Drybulk Global Fleet

The cargoes outlined above are predominantly carried by drybulk carriers of more than 10,000 dwt. Drybulk carriers are single-decked ships that transport dry cargoes in “bulk” form, that is loose within cargo holds, rather than in bags, crates or on pallets.

As of the end of May 2020, the total fleet of 10,000+ dwt drybulk carriers numbered approximately 11,466 vessels of 881.35 million deadweight tonnes, or Mdwt.

This fleet is divided into four principal size segments: Handysize (10,000-39,999 dwt), Handymax (40,000-64,999 dwt), Panamax (65,000-99,999 dwt) and Capesize (100,000+ dwt). Aside from size, the main distinction between drybulk vessel types is whether they are geared (that is, equipped with cranes for loading/discharge) or gearless. The main characteristics of these four vessel types are summarized below, while the table below summarizes the current structure of the fleet by age and size. It shows that in terms of deadweight capacity, the Capesize sector is the largest with 40.3% of the end-of-May 2020 total, followed by Panamaxes at 25.4%, Handymaxes at 23.5% and Handysizes at 10.8%.

Handysize (10,000-39,999dwt): These ships carry the widest range of cargoes of any drybulk size segment and are the most dependent on the minor bulks for employment. They are usually equipped with cargo-handling gear (cranes or derricks) and are widely used on routes to and from draft-restricted ports that (a) cannot receive larger ships and (b) often lack their own land-based cargo-handling equipment. Many such loading or discharge facilities are located in the developing nations. Due to the limited economies of scale that these vessels offer, compared to larger tonnage vessels, many of these ships are extensively employed on intra-regional, shorter-haul trades. Special designs of ship are associated with the carriage of such cargoes as steel products and logs, or open-hatch and log-fitted vessels; while some variants also exist in terms of cargo-handling equipment, such as grab-fitted tonnage possessing scoops that facilitate unloading of certain cargo types.

Handymax (40,000-64,999dwt): This segment of the drybulk carrier fleet contains three distinct sub-categories—the traditional Handymax size (40,000-49,999 dwt), the Supramax size (50,000-59,999 dwt) and the Ultramax size (60,000-64,999 dwt). There are some Ultramax newbuilding designs of above 65,000 dwt, but as these are much fewer in number than existing gearless vessels of 65-69.9 kdwt, they currently fall in SSY’s Panamax size range. Despite their increased size, these vessels retain a high degree of trading flexibility as their cargo gear enables them to load and/or discharge at ports with limited facilities. They are more widely deployed on longer-haul routes than are Handysizes (due to the greater scale economies that they offer). Whereas the traditional Handymax types have gained market share from the sub-40,000 dwt fleet of Handysizes over the past 20 years, the new generation of Supramax and Ultramax vessels are also competing for business on Panamax routes.

Panamax (65,000-99,999 dwt): The strict definition of a Panamax bulk carrier is a ship able to transit the Panama Canal fully laden. However, in recent years this definition has become blurred as (1) only a minority of the vessels in this size range pass through the Panama Canal in any 12-month period and (2) the opening of an additional trade lane with a new set of locks in mid-2016 expanded the Panama Canal’s dimensions to enable the transit of ships of maximum beam, or extreme vessel breadth, of 49 metres, maximum length overall, or LOA, of 366m and maximum draft of 15.2m tropical fresh water, or TFW. This compares with the pre-existing, and still operational, locks which can accommodate ships to a maximum of 32.3m beam, 294.1m LOA and 12m TFW draft. For these reasons our fleet definition stretches from 65,000 to 99,999 dwt, encompassing three main sub-types: traditional Panamaxes (70,000-79,999 dwt), Kamsarmaxes (82,000-83,000 dwt, which prior to the enlargement were the largest bulk carrier to transit the Panama Canal fully laden) and post-Panamaxes (85,000-99,999 dwt). The base load demand for these vessel types is provided by coal and grain cargoes, although they also participate in a number of other trades (including iron ore, bauxite and fertilizers). Only a small minority of vessels in this size range are equipped with cargo gear as most of the ports served have well developed cargo loading or discharge terminals.

Capesize (100,000+dwt): These ships are almost exclusively deployed in the iron ore and coal trades, which benefit most from their scale economies. There are three main sub-types: small Capes (100,000-119,999 dwt), standard Capes (160,000-209,999 dwt, which are mainly concentrated between 170,000 dwt and 180,000 dwt, but also include Newcastlemaxes of 200,000-209,999 dwt) and Very Large Ore Carriers (220,000 dwt and above). In recent years the average size of these Very Large Ore Carriers has been increasing, through the serial ordering of 400,000 dwt and 325,000 dwt designs.

Drybulk Carrier Fleet by Size/Age (Million Dwt):

As of May 31, 2020

Built/Dwt	10-39,999	40-64,999	65-99,999	100,000+	Total
Pre-1996	5.4	6.2	5.6	8.5	25.7
1996-00	8.0	10.0	15.1	5.4	38.4
2001-05	8.5	21.8	26.6	27.6	84.5
2006-10	21.2	45.6	42.1	89.3	198.1
2011-15	38.0	82.9	92.5	145.0	358.3
2016-20	14.3	40.7	42.2	79.0	176.3
Total Fleet	95.3	207.3	224.0	354.8	881.4
Average Age	12 Yrs	10 Yrs	10 Yrs	9 Yrs	10 Yrs

Totals may not add due to rounding

Ownership

Unlike other specialist areas of the world shipping fleet, ownership in the drybulk segment is highly fragmented, with SSY’s database showing approximately 2,000 different owners. The largest 50 owners account for approximately 34% of the fleet in terms of deadweight carrying capacity, but this includes a large number of Chinese-flagged vessels that will trade on domestic as well as international routes.

While such analysis will tend to understate levels of market concentration, due to the operation of vessel pools and chartered in fleets, the drybulk segment is sufficiently competitive to ensure that vessel spot market earnings are extremely responsive to fluctuations in the supply/demand balance globally and regionally.

Supply of Drybulk Shipping

The supply of drybulk carriers is fundamentally determined by the delivery of new vessels from the world’s shipbuilding industry and the removal of older vessels, mainly through demolition.

Newbuilding deliveries not only reflect the demand from ship owners for new tonnage, but also available shipyard capacity. Following a sharp upswing in demand for new vessels in all of the main sectors of the commercial shipping industry during the last decade, and an accompanying rise in shipbuilding prices to record levels in 2007 to 2008, there was a massive China-led expansion in world shipbuilding capacity. In the case of the drybulk sector, annual newbuilding deliveries surged from 24.4 Mdwt in 2008 (and an average of 19.1 Mdwt p.a. between 2000 and 2007, inclusive) to 44.3 Mdwt in 2009, 79.8 Mdwt in 2010 and a peak of 100.6 Mdwt in 2012.

The resulting impact on freight market balances and vessel earnings, as described elsewhere in this section, led to sharply-reduced levels of drybulk carrier ordering in 2011 and 2012, which led to a slower pace of newbuilding deliveries in 2013 at an estimated 61.7 Mdwt followed by a further slowdown to 47.8 Mdwt in 2014.

There was an increase in drybulk carrier newbuilding investments during 2013, which continued into 2014 and reversed the downward trend in the newbuilding orderbook. These orders were focused on new, more fuel-

efficient ship designs, for which shipyard descriptions offer significantly lower fuel consumption compared with existing vessels through a combination of new technology main engines and refinements of hull forms.

The rising costs of bunker fuels between 2004 and 2012 are illustrated in the chart below, which is based on the 58,328 dwt Supramax vessel specifications used by the Baltic Exchange in constructing its daily Supramax Index. Using estimated bunker prices in Singapore, our calculations assume that at a speed of 14.0 knots the vessel consumes 33 tonnes of 380cst fuel oil per day laden and 32 tonnes per day in ballast. However, SSY stresses that (1) there is a wide variance in individual vessel fuel consumptions, even within the same size segments, and (2) as described earlier in this section, many vessels have been operating at slower speeds in order to lower their daily fuel consumption and costs.

Our calculations show an increase at sea, at full speed, from approximately $5,600 per day in 2004 to approximately $21,700 per day in 2012. Reflecting the general decline in world oil prices, annual average bunker fuel costs for our Supramax example fell from approximately $18,200 per day in 2014 to approximately $7,500 per day in 2016. A partial rebound in global oil prices from the lows of early 2016 lifted estimated Supramax bunkering costs to an average of approximately $10,600 per day in 2017 and a four-year high of approximately $14,000/day in 2018. The 2019 average of around $13,000 per day did, however, cover a wide range of daily bunkering costs from a high of approximately $19,300 per day to a low of approximately $8,500 per day, reflecting volatility in world oil markets.

Bunkering costs are a key area of attention for the shipping industry due to the International Maritime Organization’s (IMO) mandated requirement for a lowering of the global limit for sulphur in marine fuel from the current 3.5% to 0.5% from 1 January 2020. In order to comply, shipowners either have to switch to alternative bunker fuels or invest in the installation of exhaust gas cleaning systems (“scrubbers”) to allow the continued use of existing bunker fuels. In response to the sudden increase in demand for compliant fuel from vessels without exhaust gas cleaning systems (accounting for the majority of the dry bulk carrier fleet at 1 January 2020), the price of IMO-compliant Very Low Sulphur Fuel Oil (VLSFO) of 0.5% Sulphur Fuel at major global bunkering centres had by the beginning of January 2020 established a significant premium to existing High Sulphur Fuel Oil (HSFO) of 3.5% sulphur, so doubling daily bunkering costs given spot pricing as at 1 January 2020 for vessels without on board exhaust gas cleaning systems installed. The subsequent fall in global oil prices reduced estimated Supramax bunkering costs to an average of approximately $8,000 per day in the first five months of 2020.

Reflecting the increased ordering of more fuel-efficient vessels, there was a small net rise in drybulk carrier newbuilding deliveries in 2015 to 48.9 Mdwt, but the downward trend resumed in 2016 and continued in 2017 and 2018 with the 2018 annual newbuilding delivery total of 28.2 Mdwt the lowest since 2008.

After a sharp reduction in new drybulk carrier ordering in 2015 and 2016, in response to the deterioration in freight market conditions, there was some revival in the contracting of new vessels in 2017 and 2018 as vessel earnings firmed before slowing once more in 2019. The 2019 annual newbuilding delivery total subsequently rose to a three-year high of 40.7 Mdwt.

At an estimated 79.6 Mdwt, the total tonnage on order at the end of May 2020 represented approximately 7.8% of the existing fleet, compared with 11.5% at the end of December 2018. To provide some longer-term perspective, the corresponding end-year shares were 56.1% in 2007, 57.3% in 2009 and 67.6% in 2008, as illustrated in the chart below.

The table below summarizes the confirmed drybulk carrier orderbook as of the end of May 2020, by vessel size and scheduled year of delivery. These delivery dates can be subject to delay. For example, 2019 deliveries were an estimated 17.6% below the scheduled total as of January 1, 2020, which compared with a corresponding average rate of slippage from scheduled delivery dates in the previous five years of approximately 30.6%.

Drybulk Carrier Newbuilding Orderbook by Size Range (Million Dwt): As of May 31, 2020

Delivery	10-39,999		40-64,999	65-99,999	100,000+	Total
2020	2.2		5.9	9.4	18.7	36.3
2021	1.7		5.2	6.4	14.5	27.8
2022	0.2		0.6	0.8	3.0	4.6
2023	0.0		0.0	0.2	0.0	0.2
Total	4.1		11.7	16.8	36.3	68.8
% of Fleet	4.3.	%	5.7%	7.5%	10.2%	7.8%

Totals may not add due to rounding

Typically, drybulk carriers are scrapped between the ages of 25 and 30 years, but the removal of vessels of 20-24 years is common during periods of freight market weakness, and there have also been examples of scrapping of 15-19 year-old vessels (especially in the larger-sized vessels). In 2019, against the background of a generally firmer freight market, the average age of Handysize, Handymax and Panamax vessels scrapped was over 29 years, whereas for Capesize vessels it was 23 years. However, demolition is not simply a function of the fleet’s age profile. Several factors will influence an owner’s decision on whether to scrap older vessels, notably (1) actual and anticipated returns from the charter market, (2) the relative running costs and fuel-efficiency of the vessel, (3) prospective expenditure at classification society surveys (which, as well as general costs of repair and maintenance can be impacted by new regulations, such as the International Maritime Organization’s convention on Ballast Water Management, where effective implementation for existing vessels entered force in September 2019) and (4) the second-hand re-sale value (that is, whether it provides a premium to scrap). For much of the period from 2000 to 2009, returns from the drybulk charter markets supported continued investment in vessel life extension, and scrapping volumes fell to minimal levels. This, however, ensured an accumulation of older tonnage in the fleet and, as a result, demolition proved extremely responsive to a deterioration in freight market conditions. For instance, deletions from the drybulk fleet rose from 3.6 Mdwt in 2008 to 14.7 Mdwt in 2009 and reached a new annual record of 35.4 Mdwt in 2012. Over the last five years, scrapping volumes have remained very reactive to changes in vessel earnings with, for example, deletions dropping to a 10-year low of 4.8 Mdwt in 2018 followed by 7.4 Mdwt in 2019 from approximately 30.0 Mdwt p.a. in both 2015 and 2016.

The low levels of demolition in 2018 and 2019 helped to ensure a net rise in the pool of drybulk tonnage aged over 15 years. At the end of May 2020, there were approximately 25.7 Mdwt of ships aged 25 years or older in the drybulk carrier fleet, with an additional 38.4 Mdwt aged 20 to 24 years and 84.5 Mdwt aged 15 to 19 years. The highest concentration of vessels 20+ years old was in the Handysize sector, accounting for 14.0% of dwt capacity in this size range as of the end of May 2020, compared with 7.8% of Handymaxes, 9.2% of Panamaxes and 3.9% of Capesizes.

As the chart below illustrates, historically high levels of ship demolition contributed to a marked slowdown in the rate of drybulk carrier net fleet growth in 2015 and 2016 with the estimated 2.2% rise in 2016 representing the lowest annual percentage increase since the 1990s. There was some re-acceleration in fleet supply growth in 2017 with an estimated net rise in total drybulk tonnage of 3.0% followed by a similar growth rate of 2.9% before accelerating to an estimated 4.0% between 1 January and 31 December 2019, on limited scrapping activity. However, this remained well below the rapid rates of expansion over the five-year period from 2009 to 2013 when the total drybulk fleet grew at an annual average of 11.3% p.a.

The four main segments of the drybulk fleet grew at contrasting rates in 2019, ranging from an estimated 5.3% for Panamaxes to 2.2% for Handysizes. A greater contrast is apparent when reviewing fleet developments over the period between 2015 and 2019, when the 10,000-39,999 dwt Handysize fleet grew at an estimated CAGR of 2.0%, compared with 4.5% for 40,000-64,999 dwt Handymaxes, 2.7% for 65,000-99,999 dwt Panamaxes and 2.6% for 100,000+ dwt Capes. Reflecting its faster than average growth, the Handymax sector’s share of total dwt capacity has risen from 22.0% at the end of 2014 to an estimated 23.5% as of the end of December 2019. By comparison, the same five-year period saw a decreased share of the fleet accounted for by Handysizes, falling from 11.5% to 10.9%, Panamaxes, from 25.5% to 25.2% and Capesizes, from 41.0% to 40.3%.

Charter Market & Freight Rates

The chartering of drybulk vessels can take several different forms, the most typical of which are summarized below.

(a) Single voyage (“spot”) charter

This involves the hire of a vessel for just one stipulated voyage, carrying a designated quantity of a named commodity. For most such charters, an individual ship is specified that will carry out the voyage to be undertaken. The terms of the agreement between the charterer and vessel owner usually define the port (or ports) of cargo loading and discharge, the dates between which the cargo is to be loaded, and the cargo-handling terms. The vessel owner will receive from the charterer a mutually agreed-upon payment (normally quoted as a US$ per ton freight rate). In return, the ship owner pays all voyage expenses (such as the costs of fuel consumed on the voyage, plus port expenses), all operating costs (such as insurance and crewing of the vessel), and capital expenses (such as the servicing of any mortgage debt on the ship).

(b) Contract of affreightment, or COA

Under a COA, the vessel owner and charterer agree to terms for the carriage of a designated volume of a given commodity on a specified route (or routes), with such shipments being carried out on a regular basis. The agreement does not normally identify an individual ship that will be used to fulfill its terms, but includes more general specifications on the vessels to be used (such as maximum age). Under the terms of a COA, freight is normally paid on a mutually agreed-upon US$ per ton basis, with the vessel owner then meeting all voyage, operating and capital costs incurred in the execution of such a charter.

(c) Time charter

Under a time charter, the charterer takes the ship on hire for either (1) a trip between designated delivery and re-delivery positions or (2) for a designated period (for example, 12 months). The freight rate agreed upon between the ship owner and charterer is in terms of a daily hire rate (in US dollars), rather than as a US$ per ton figure. For longer term period charters, this may escalate at a rate mutually agreed upon between vessel owner and charterer. Under the terms of such charters, the vessel owner meets the ship’s operating and capital costs, with the charterer paying all variable voyage expenses (mainly fuel costs, plus port and canal dues). In addition, and unless otherwise stipulated in the charter agreement, the period charterer is able to trade the vessel to and from whichever loading and discharge ports that it may choose, carrying whichever cargoes they prefer.

(d) Bareboat charter

Under a bareboat charter, the vessel owner effectively relinquishes control of its ship to the charterer (usually for a period of several years). The ship owner receives an agreed-upon level of remuneration (which may again escalate at a mutually agreed-upon rate) for the duration of the charter, and remains responsible for the vessel’s capital costs. In return, the charterer assumes total control of the vessel, thereby becoming responsible for operating the ship and meeting all costs of such operation (such as crewing, repairs and maintenance), as well as the direct voyage expenses incurred (such as fuel costs and port expenses) when it is trading.

Freight Rates

Freight rates are determined by the balance of tonnage demand and tonnage supply. Primarily as the result of record newbuilding deliveries, fleet utilization rates have dropped sharply from the peak levels of 2007, as illustrated by movements in key freight market indicators.

Given the diversity of routes and cargoes traded by the drybulk fleet, freight market measures tend to focus on average worldwide spot earnings (expressed in US$ per day). The most recognized of these measures are published on a daily basis by the Baltic Exchange in London. In addition to global averages for standard designs of Handysize (38,200 dwt), Supramax (58,328 dwt), Panamax (82,500 dwt) and Capesize (180,000 dwt) vessels, together with a number of component routes, the Baltic Exchange also publishes a daily composite Index for the entire drybulk market (the BDI or Baltic Exchange Dry Index).

From its all-time high of almost 12,000 points in May 2008, just prior to the global financial crisis, the BDI fell to below 700 points in December of the same year. After partial recovery in 2009, negative pressure on freight markets returned under the weight of sustained fleet supply growth. At 920 points in 2012, the BDI’s annual average was a 26-year low. A combination of sharply reduced fleet supply, generally slower vessel speeds and new peaks for dry bulk trade lifted the 2013 annual average of the BDI to 1,206 points. Yet, despite continued spot market volatility, the corresponding 2014 level slipped to 1,105 points and spot market weakness intensified in 2015, chiefly due to a sharp slowdown in drybulk trade growth, with the BDI’s annual average falling to 718 points. This was followed by new daily, monthly and quarterly lows in the first quarter of 2016, when weak global steel production, disruptions to cargo availability and lower bunker prices, together with negative seasonal factors, all contributed to the further weakening in the freight market. Despite a partial rebound over the rest of the year, the BDI’s annual average in 2016 of 673 points was the lowest since its inception in 1985.

However, 2017 did see the first rise in the BDI’s annual average for four years, to 1,145 points. This was followed by further gains in 2018, when the annual average of 1,353 points was a 7-year high and was followed by an identical annual average in 2019. Volatility remained a feature of drybulk spot markets in 2019, with the BDI moving from a monthly average of 629 points in February followed by an average of 2,255 in September, then averaging below 600 points during the first five months of 2020.

The first of the charts below traces developments in representative 12-month charter rates for the four main vessel sizes from January 2003 to the end of May 2020, encompassing the all-time highs in vessel earnings and the subsequent slump in rates. The second chart looks in more detail at developments since the beginning of 2013. It shows the Capesize-led rebound from mid-2013 to the first quarter of 2014 and subsequent slide to the depressed levels in the first quarter of 2016 before the commencement of a revival during the second half of 2016. This was followed by further increases in 2017 and 2018, which saw period rates rise to their highest levels since 2014 before some softening into early 2019. Subsequently, period rates recovered over the course of 2019, but softened again from late 2019. These assessments are based on existing modern (that is, under 10 years of age) vessels. Within these individual size ranges, period rates will vary according to such factors as vessel age, size, fuel consumption and yard of build.

Although both charts show the extent to which vessel earnings in the different size ranges move broadly in tandem, they also highlight that the sharpness of market rises and falls vary in degree. Those size groups that carry the narrowest range of cargoes, or those employed on the least number of routes, tend to experience the greatest variations in charter rates. Hence, in the drybulk shipping sector, earnings of Capesizes have been prone to fluctuate to a far greater degree than those of smaller vessels (with their greater trading versatility, assisted by the cargo gear on these vessel types).

Asset Values

In addition to the global balance between the demand for new vessels and available shipbuilding capacity, newbuilding prices are also influenced by changes in vessel construction costs, due to such factors as movements in steel plate prices or exchange rates against the U.S. dollar in key shipbuilding nations (principally China, Japan and South Korea).

Panamax bulk carrier newbuilding prices in Japan peaked at $56 million in the third quarter of 2008 and subsequently fell to $29 million in the final quarter of 2012. By the end of 2013 Japanese prices had climbed to a 38-month high of $35 million, chiefly as the result of recovering newbuilding demand, and remained at similar levels through much of 2014. However, prices entered a downward trend in 2015 which continued into 2016 and, by the final quarter of that year, Japanese Panamax newbuilding prices reached their lowest level since 2003 at an estimated $23.5 million. From these lows there was a sharp rebound in Japanese prices to an estimated $33.0 million during the second half of 2018, before easing to $32.0 million through most of 2019 and to $30.0 million by the end of May 2020.

Second-hand values are primarily shaped by actual and anticipated earnings, newbuilding replacement costs (which are relevant for modern vessels) and residual scrap value (more relevant for older units). To an extent, prices are also influenced by the availability and cost of ship financing, as this will help to determine whether investors are able to realize their demand for new or second-hand vessels.

The charts below compare the development of representative newbuilding, five-year old and ten-year old second-hand prices for Handysize, Handymax, Panamax and Capesize vessels since 2003. Individual vessel prices vary according to such factors as specific size, age, cargo gear, yard of build and fuel consumption. Following the pattern of the charter markets, prices peaked between mid-2007 and mid-2008. Such was the shortage of shipbuilding capacity during that period, with a lengthening lead time between contracting and delivery, that demand for existing vessels with prompt delivery briefly created the unusual situation where second-hand vessels were priced at a premium to newbuildings.

Consequently, the percentage decline in second-hand prices between 2008 and 2012 was more severe than for newbuildings. Prices showed a firmer trend from the beginning of 2013 to March 2014, when five-year old values rose by an average of approximately 50%, led by a 60-70% increase in Capesize prices. The onset of generally weaker spot and period charter rates began to erode second-hand values during the latter months of 2014, and downward pressure intensified during 2015 and into 2016, sharply reducing prices. By the end of February 2016, Panamax five-year old prices of approximately $11.0 million were at their lowest since the 1980s. From these lows, second-hand prices showed significant improvements, with Panamax five-year old values reaching approximately $22.5 million during 2019, before retreating to 20.5 million at the end of May 2020.

TAX CONSIDERATIONS

Please see the section entitled “Item 10. Additional Information—E. Taxation” in our 2019 Annual Report and incorporated herein by reference. For purposes of this prospectus supplement, the discussion set forth in this section of our Form 20-F applies only to persons that will own our common shares solely by reason of this offering.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc., BTIG, LLC and Clarksons Platou Securities, Inc. are acting as representatives, have severally agreed to purchase from us the following respective number of common shares at a public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriters	Number of Shares
BofA Securities, Inc.	1,241,766
BTIG, LLC	970,910
Clarksons Platou Securities, Inc.	975,081
Pareto Securities AS	370,531
Arctic Securities AS	541,712

Total	4,100,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the common shares offered by this prospectus supplement.

The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and may offer common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 615,000 additional common shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised.

Our common shares are listed and traded on the NYSE under the symbol “SALT”.

The underwriting discounts and commissions per share are equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting discounts and commissions are 5.0% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares:

		Total Fees
	Fee per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by us	$0.923	$3,784,300	$4,351,945

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000. We have also agreed to reimburse the underwriters for certain of their expenses, as set forth in the underwriting agreement, including legal fees incurred in the qualification of the offering with FINRA, in an amount up to $20,000, which amount is deemed by FINRA to be underwriting compensation.

We, our executive officers and directors and Scorpio Services Holding Limited have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc., BTIG, LLC and Clarksons Platou Securities, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	lend or otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. The restrictions described above do not apply to sales, transfers, or other dispositions by our executive officers and directors and Scorpio Services Holding Limited in an amount up to an aggregate of 400,000 common shares, commencing 30 days after the date of this prospectus supplement.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on an Internet web site maintained by the lead underwriter of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Clarksons Platou Securities AS, Pareto Securities AS and Arctic Securities AS are not broker-dealers registered with the SEC and therefore may not make sales of any shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Clarksons Platou Securities AS, Pareto Securities AS or Arctic Securities AS intend to effect sales of the shares in the United States, they will do so only through their respective U.S. registered broker-dealers, Clarksons Platou Securities, Inc., Pareto Securities Inc. and Arctic Securities LLC, to the extent permitted by Rule 15a-6 of the Securities Exchange Act of 1934, as amended.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area and the United Kingdom

In relation to each Relevant State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common shares have been offered or will be offered pursuant to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any common shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, BofA Securities, Inc., BTIG, LLC, Clarksons Platou Securities, Inc. Pareto Securities AS and Arctic Securities AS are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the common shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law; or
(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission Registration Fee	$11,298	*
NYSE Supplemental Listing Fee	$22,632
FINRA Fee	$76,385
Printing and Engraving Expenses	$50,000
Legal Fees and Expenses	$125,000
Accountants’ Fees and Expenses	$100,000
Miscellaneous Costs	$14,685

Total	$400,000

*	Previously paid.

LEGAL MATTERS

The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Fried, Frank, Harris, Shriver & Jacobson LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The discussions contained under the heading “Industry and Market Conditions” have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date of this prospectus supplement. The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed a registration statement on Form F-3 (Registration No. 333-222013), including exhibits and schedules, under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus form parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Further information about our company is available on our website at http://www.scorpiobulkers.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is an important part of this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the document listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•

Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 2, 2020, containing our audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2019; and

•

Our Reports on Form 6-K, filed with the Commission on April 7, 2020, May 11, 2020 (with the exception of the comments of the Company’s Chairman and Chief Executive Officer on page one of Exhibit 99.1 thereto and the information contained on page 15 of Exhibit 99.1 thereto under the heading “Conference Call on Results”), and June 9, 2020.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: +377-9798-5715	150 East 58th Street, New York, NY 10155 Tel: (646) 432-1675

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Rights, Purchase Contracts, and Units

and

815,000 of our Common Shares

Offered by the Selling Shareholder

SCORPIO BULKERS INC.

Through this prospectus, we may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities,

(4) our warrants,

(5) our rights,

(6) our purchase contracts, and

(7) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $500,000,000.

In addition, the Selling Shareholder named in this prospectus or its respective donees, pledgees, transferees, distributes, or other successors in interest may sell, in one or more offerings pursuant to this prospectus, up to an aggregate of 815,000 of our common shares that were previously acquired in open market transactions. The Selling Shareholder or its respective donees, pledgees, transferees, designees, or other successors in interest may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholder and the times and manners in which it may offer and sell our common shares are described under the sections entitled “Selling Shareholder” and “Plan of Distribution” in this prospectus. While we will bear all costs, expenses and fees in connection with the registration of the common shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “SALT” and our 7.50% Senior Notes due 2019 are listed on the NYSE under the symbol “SLTB.”

The securities to be sold under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 5 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2017.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, rights, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. In addition, the Selling Shareholder may sell in one or more offerings pursuant to this prospectus up to 815,000 of our common shares, as described in this prospectus. This prospectus provides you with a general description of the securities we or the Selling Shareholder may offer. We will provide updated information if required whenever we or the Selling Shareholder offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement do not and will not contain all the information provided in the registration statement that we filed with the Commission. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor the Selling Shareholder has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Shareholder will make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus before making an investment in our securities.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Scorpio Bulkers Inc. and all of its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries. The term “Selling Shareholder” refers to the shareholder described in the section entitled “Selling Shareholder,” on page 16.

We use the term deadweight, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S.$” and “$” in this prospectus are to the lawful currency of the United States of America.

The term “Scorpio Group Pools” refers to the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, which are spot market-oriented pools of similarly sized vessels operated by companies affiliated with us.

On December 31, 2015, we effected a one-for-twelve reverse stock split. All share and per share information throughout this prospectus has been retroactively adjusted to reflect the reverse stock split. The par value was not adjusted as a result of the reverse stock split.

Our Company

We are an international shipping company that owns and operates the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes.

As of December 11, 2017, our operating fleet of 48 vessels consisted of 47 wholly-owned or finance leased drybulk vessels (including 17 Kamsarmax vessels and 30 Ultramax vessels), and one time chartered-in Ultramax vessel. In addition, we have agreed to acquire an additional seven Ultramax vessels, which are expected to be delivered to us in December 2017, and one Kamsarmax vessel which is being constructed at Jiangsu New Yangzijiang Shipbuilding Co Ltd in China and is expected to be delivered to us in the second quarter of 2018. We collectively refer to these vessels described above as our “Operating Fleet.” All of the vessels in our Operating Fleet are employed, or are expected to be employed, in the Scorpio Group Pools. Upon final delivery of the last vessel, our owned fleet is expected to have a total carrying capacity of approximately 3.9 million dwt and all of our owned vessels will have carrying capacities of greater than 60,000 dwt.

Our common shares are listed for trading on the New York Stock Exchange, or NYSE, under the symbol “SALT.”

Employment of Our Fleet

We typically operate our vessels in spot market-oriented commercial pools, in the spot market or, under certain circumstances, on time charters.

Spot Market-Oriented Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners with similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. The managers of the pools negotiate charters with customers primarily in the spot market but may also arrange time charter agreements. The size and scope of these pools enable them to enhance vessel utilization rates for pool vessels by securing backhaul voyages, which is when cargo is transported on the return leg of a journey, and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market, while providing a higher level of service offerings to customers.

As of the date of this prospectus, all of the vessels in our Operating Fleet are, or are expected to be, employed in a Scorpio Group Pool, which exposes us to fluctuations in spot market charter rates. Our vessels participate in the Scorpio Group Pools under the same contractual terms and conditions as the third party vessels in the pool. Each pool aggregates the revenues and expenses of all of the pool participants and distributes the net earnings calculated on (i) the number of pool points for the vessel, which are based on vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics, and (ii) the number of days the vessel operated in the period. Scorpio Commercial Management S.A.M., or SCM, a Monaco corporation controlled by the Lolli-Ghetti family of which our co-founder, Chairman and Chief Executive Officer, and Vice President are members, is responsible for the administration of the pool and the commercial management of the participating vessels, including marketing the pool, negotiating charters, including voyage charters, short duration time charters and COAs, conducting pool operations, including the distribution of pool cash earnings, and managing bunker (fuel oil) purchases, port charges and administrative services for the vessels. SCM, as operator of the Scorpio Group Pools, charges $300 a day for each vessel, whether owned by us or chartered-in, plus a 1.75% commission on the gross revenues per charter fixture. See “—Management of Our Business” below.

The pool participants remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels are aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available.

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis.

Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates. Downturns in the drybulk industry would result in a reduction in profit margins.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the volatility and seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. We opportunistically employ vessels under time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit when the spot market rates increase.

Management of Our Business

Commercial and Technical Management—Amended and Restated Master Agreement

Our vessels are commercially managed by SCM, and technically managed by Scorpio Ship Management S.A.M., or SSM, which are companies affiliated with us, pursuant to the Amended and Restated Master Agreement.

SCM’s services include securing employment for our vessels in the spot market or on time charters. SCM also manages the Scorpio Group Pools in which our vessels are, or are expected to be, employed. For commercial management of any of our vessels that does not operate in one of these pools, we pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Group Pool participants, including us and third-party owners, are each expected to pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.

SSM’s services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our owned vessels.

The Amended and Restated Master Agreement may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with the provisions of the Amended and Restated Master Agreement. In the event of the sale of one or more vessels, a notice period of three months’ and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change of control, including a sale of substantially all vessels, in which case a payment equal to 24 months of management fees will apply.

Amended Administrative Services Agreement

We have entered into an amended administrative services agreement, or the Amended Administrative Services Agreement, with the Selling Shareholder for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. The Selling Shareholder is a company affiliated with us. The services provided to us by the Selling Shareholder may be sub-contracted to other entities within the Scorpio Group. Pursuant to the Amended Administrative Services Agreement, we reimburse the Selling Shareholder for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The Selling Shareholder has agreed not to own any drybulk carriers greater than 30,000 dwt for so long as the Amended Administrative Services Agreement is in full force and effect. This agreement may be terminated by the Selling Shareholder upon 12 months’ prior written notice or by us with 24 months’ notice.

Corporate Structure

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is 377 9798 5715. We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands or the Cayman Islands. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.

The Securities We or the Selling Shareholder May Offer

We may use this prospectus to offer, through one or more offerings, up to $500,000,000 of our common shares, preferred shares, debt securities, warrants, rights, purchase contracts, and units. We may also offer securities of the types aforementioned that are convertible or exchangeable into one or more of the securities aforementioned. A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

In addition, the Selling Shareholder identified herein may sell in one or more offerings pursuant to this prospectus up to 815,000 of our common shares that were previously acquired in open market transactions. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in “Item 3—Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Scorpio Bulkers Inc. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection therewith. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in the supply of drybulk vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;

•	general drybulk shipping market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	compliance with, and liabilities under, governmental, tax, environmental and safety laws and regulations;

•	changes in the value of our existing vessels and proposed newbuildings;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to successfully employ our existing and newbuilding drybulk vessels;

•

our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving members of our board and senior management and our significant shareholders;

•	our expectations regarding the availability of vessel acquisitions and our ability to complete planned acquisition transactions;

•	vessel breakdowns and instances of off-hire; and

•	drybulk shipping market trends, charter rates and factors affecting supply and demand.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

(Dollars in Thousands)	Nine Months Ended September 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Period from March 20, 2013 (Date of Inception) to December 31, 2013
Earnings:
Net loss	$(58,658)	$(124,835)	$(510,789)	$(116,565)	$(6,307)
Plus: Fixed Charges (calculated below)	27,215	39,990	48,087	26,155	—

Earnings Available to Cover Fixed Charges	$(31,443)	$(84,845)	$(462,702)	$(90,410)	$(6,307)

Fixed Charges:
Interest component of rent	$1,482	$9,119	$17,130	$24,405	$—
Interest expense and capitalized	21,014	22,953	12,884	1,600	—
Amortized expenses related to indebtedness	4,719	7,918	18,073	150	—

Fixed charges	$27,215	$39,990	$48,087	$26,155	$—

Ratio of earnings to fixed charges	*	*	*	*	*

*

For the nine months ended September 30, 2017, the years ended December 31, 2016, 2015 and 2014, and for the period from March 20, 2013 (date of inception) to December 31, 2013, earnings were inadequate to cover fixed charges by $31,443, $84,845, $462,702, $90,410 and $6,307, respectively.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities by us offered by this prospectus as set forth in the applicable prospectus supplement.

We will not receive any proceeds from sales of our common shares by the Selling Shareholder.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information relating to our capitalization.

PRICE RANGE OF COMMON SHARES

Our common shares have traded on the NYSE since December 12, 2013 under the symbol “SALT.” The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the NYSE.

All share prices have been adjusted to account for the one-for-twelve reverse stock split effected on December 31, 2015.

	NYSE
For the Fiscal Year Ended	High (U.S.$)	Low (U.S.$)
December 31, 2016	$8.34	$1.84
December 31, 2015	33.12	7.20
December 31, 2014	126.96	22.92
December 31, 2013 (beginning December 12, 2013)	120.60	112.56

	NYSE
For the Quarter Ended	High (U.S.$)	Low (U.S.$)
September 30, 2017	$8.40	$6.55
June 30, 2017	9.80	5.80
March 31, 2017	9.70	5.65
December 31, 2016	5.80	3.39
September 30, 2016	3.99	2.91
June 30, 2016	4.20	2.65
March 31, 2016	8.34	1.84
December 31, 2015	19.56	7.20
September 30, 2015	22.80	17.04
June 30, 2015	32.16	19.08
March 31, 2015	33.12	15.72

	NYSE
For the Month	High (U.S.$)	Low (U.S.$)
December 2017 (through and including December 11, 2017)	$7.65	$7.20
November 2017	8.20	7.10
October 2017	8.70	6.75
September 2017	7.95	6.85
August 2017	8.40	7.20
July 2017	7.65	6.55
June 2017	7.10	5.80

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by us pursuant to this prospectus in one or more offerings, including on any stock exchange, quotation service, market or other trading facility on which our securities are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise. In addition, the Selling Shareholder, which as used herein includes donees, pledgees, transferees, distributes, or other successors in interest, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, distribution, dividend, or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the common shares offered by the Selling Shareholder pursuant to this prospectus, including on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.

We may sell some or all of our securities offered by us pursuant to this prospectus, and the Selling Shareholder may sell, transfer or otherwise dispose of some or all of our common shares offered by the Selling Shareholder pursuant to this prospectus, through:

•	a distribution by way of a dividend or otherwise to our existing shareholders or existing shareholders of the Selling Shareholder;

•	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	broker-dealers, who may agree with us or the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	public or privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

We, with respect to the securities offered by us pursuant to this prospectus, and the Selling Shareholder, with respect to the common shares owned by it, may, from time to time, pledge or grant a security interest in some or all such securities or common shares, respectively, and, if we or the Selling Shareholder default in the performance of our secured obligations, the pledgees or secured parties may offer and sell the securities or common shares, as the case may be, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling shareholders to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholder also may transfer the common shares owned by it in other circumstances, in which case the donees, transferees, pledgees, distributees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities we may, and in connection with the common shares owned by it, the Selling Shareholder may, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities or common shares in the course of hedging the positions they assume. We or the Selling Shareholder may also sell our securities or common shares short and deliver these securities or common shares to close out our or its short positions, or loan or pledge the securities or common shares to broker-dealers that in turn may sell these securities or common shares. We or the Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities or common shares offered by this prospectus, which securities or common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that the Selling Shareholder will sell any or all of our common shares offered by this prospectus.

The aggregate proceeds to the Selling Shareholder from the sale of our common shares offered by it will be the purchase price of the common shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.

The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of our securities may be deemed by the Commission to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may therefore be underwriting discounts and commissions under the Securities Act. A selling shareholder who is deemed by the Commission to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the Selling Shareholder that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholder in the market and to the activities of the Selling Shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholder may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the public offering price of the securities, the names of any underwriters, dealers or agents and any applicable discounts or commission.

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to the registration and sale of the securities offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any. We have agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities of any violation us of the Securities Act, the Exchange Act and state securities laws applicable to us and relating to the registration of the common shares offered by the Selling Shareholder pursuant to this prospectus that have not resulted from written information provided by the Selling Shareholder to us expressly for use in connection with such registration. We have agreed with the Selling Shareholder to use best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of our common shares offered by the Selling Shareholder pursuant to this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) when all of the common shares owned by the Selling Shareholder may be resold pursuant to Rule 144 under the Securities Act without restriction as to volume or manner of sale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and executive officers, of which we are aware as of December 11, 2017.

Name	No. of Shares		% Owned(1)
Scorpio Services Holding Limited	13,977,513	(2)	18.8%
GRM Investments Ltd.	12,839,327	(3)	17.3%
Raging Capital Management, LLC*	4,962,731	(4)	6.7%
Evermore Global Advisors, LLC*	4,351,926	(5)	5.9%
Directors and executive officers as a group	3,240,082		4.4%

(1)	Calculated based on 74,193,896 common shares outstanding as of December 11, 2017.
(2)

This information is derived from Schedule 13D/A filed with the Commission on June 23, 2016, adjusted for additional common shares issued to the Selling Shareholder as payment for fees pursuant to the Amended Administrative Service Agreement and shares subsequently purchased by the Selling Shareholder in the open market. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of the Selling Shareholder. Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of the Selling Shareholder, respectively.

(3)	This information is derived from Schedule 13G/A filed with the Commission on July 25, 2017.
(4)	This information is derived from Schedule 13G/A filed with the Commission on April 10, 2017.
(5)	This information is derived from Schedule 13G filed with the Commission on January 23, 2017.
*	Includes common shares held by funds managed thereby.

As of December 5, 2017, we had 59 shareholders of record, 12 of which were located in the United States and held an aggregate of 71,004,994 of our common shares, representing 95.7% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 69,260,109 of our common shares as of December 5, 2017. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

SELLING SHAREHOLDER

This prospectus relates to, among other things, the proposed sale from time to time of up to 815,000 of our common shares issued to the Selling Shareholder named in the table below. We have filed the registration statement of which this prospectus forms a part, among other reasons, in order to permit the Selling Shareholder to offer these shares for resale or transfer from time to time as set forth above in “Plan of Distribution.”

The 815,000 common shares covered by this prospectus owned by the Selling Shareholder were acquired in open market transactions from May 4, 2017 to November 14, 2017.

Pursuant to the Amended Administrative Services Agreement that we have entered into, the Selling Shareholder, among other things, arranges vessel acquisitions, including newbuildings, and we formerly paid the Selling Shareholder a fee for these services payable in common shares of us. The amount of common shares payable was determined by dividing $250,000 by the market value of our common shares based on the volume weighted average price of our common shares over the 30 trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. As of the date hereof, the Selling Shareholder has received an aggregate of 180,716 common shares under the Amended Administrative Services Agreement.

The following table sets forth certain information regarding the Selling Shareholder and its beneficial ownership of our common shares. The table is based upon information provided by the Selling Shareholder. The table assumes that all the shares being offered by the Selling Shareholder pursuant to this prospectus are ultimately sold in the offering. The Selling Shareholder may sell some, all or none of its shares covered by this prospectus, and as a result the actual number of shares that will be held by the Selling Shareholder upon termination of the offering may exceed the minimum number set forth in the table.

Name of Selling Shareholder	Common Shares Owned Before Offering(1)	Percentage of Class Prior to the Offering(2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Scorpio Services Holding Ltd.(3)	13,977,513	18.8%	815,000	13,162,513	17.7%

(1)

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has sole voting and investment power with respect to all common shares shown as beneficially owned by it.

(2)	Based on 74,193,896 common shares outstanding as of December 11, 2017.
(3)

This information is derived from Schedule 13D/A filed with the Commission on June 23, 2016, adjusted for additional common shares issued to the Selling Shareholder as payment for fees pursuant to the Amended Administrative Service Agreement. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of the Selling Shareholder. Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of the Selling Shareholder, respectively.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 112,500,000 common shares, par value $0.01 per share, of which 74,193,896 common shares were issued and outstanding as of December 11, 2017, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Share History

On June 20, 2016, we issued 23.0 million common shares, par value $0.01 per share, at $3.05 per share in an underwritten public offering. The Selling Shareholder purchased an aggregate of 5.3 million common shares at the public offering price. We received approximately $67.5 million of net proceeds from the issuance.

On June 1, 2016, our shareholders approved an amendment to our amended and restated articles of incorporation to increase our total number of authorized common shares to 112.5 million shares at the annual general meeting of shareholders.

On March 22, 2016, we issued 21.0 million common shares, par value $0.01 per share, at $3.00 per share in an underwritten public offering. The Selling Shareholder and certain of our directors purchased an aggregate of approximately 5.0 million common shares at the public offering price. We received approximately $60.6 million of net proceeds from the issuance.

On December 31, 2015, our board of directors effected a one-for-twelve reverse stock split of our common shares, par value $0.01 per share, and a reduction in the total number of authorized common shares to approximately 56.3 million shares. Our shareholders approved the reverse stock split and change in authorized common shares at a special meeting of shareholders held on December 23, 2015. The reverse stock split reduced the number of outstanding common shares from approximately 344.2 million shares to approximately 28.7 million shares.

On June 23, 2015, underwriters exercised their option to purchase approximately 1.7 million additional common shares in connection with the offering. The sale of these common shares resulted in net proceeds to us of approximately $28.4 million, after deducting underwriters’ discounts and commissions.

On June 16, 2015, we issued approximately 11.1 million common shares, par value $0.01 per share at $18.00 per share in an underwritten public offering. The Selling Shareholder and certain of our executive officers purchased an aggregate of 0.8 million common shares at the public offering price. We received $190.2 million of proceeds from the issuance.

On November 20, 2014, we issued and sold an aggregate of 3.3 million common shares, par value $0.01 per share, to certain institutional investors, certain of our executive officers and the Selling Shareholder, in a private offering exempt from registration under the Securities Act, pursuant to a Securities Purchase Agreement, for gross proceeds of $150.0 million. In connection with this transaction, we also entered into a Registration Rights Agreement with the purchasers in the offering, pursuant to which we filed a registration statement under the Securities Act covering the resale of common shares held by the investors.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our amended and restated bylaws require our board of directors to consist of at least one member. Our board of directors currently consists of seven members. Our amended and restated bylaws may be amended by the vote of a majority of our entire board of directors.

Directors are elected annually on a staggered basis, and each director elected holds office for a three year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors, an officer of the Company who is also a director or a majority of the shares then outstanding and eligible to vote. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Election and removal of directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or

•

any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

•

any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•

any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•

at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this offering;

•

a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder;

and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•

the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a report under the Exchange Act, that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. We refer to any applicable prospectus supplement, amendment to the registration statement and/or Exchange Act reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are each referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement or a supplemental indenture, if any, relating to such series.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued and that each indenture will provide that debt securities may be issued in one or more series.

We expect that the subsequent filings related to a series of offered debt securities will describe the following terms of the series:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability of and terms of any guarantees;

•

any period or periods during which, and the price or prices at which, we will have the option to or be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to such redemption or repurchase;

•	any optional or mandatory sinking fund provisions;

•	any conversion or exchangeability provisions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any covenants or other material terms relating to the debt securities, which may not be inconsistent with the applicable indenture;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated

principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to the applicable subsequent filings for the particular terms and provisions of the debt securities offered by any prospectus supplement.

Senior Debt Securities

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsubordinated debt.

Subordinated Debt Securities

We may issue subordinated debt securities under a subordinated debt indenture. These subordinated debt securities would rank subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in the applicable prospectus supplement.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent.

Additionally, certain changes under each indenture will not require the consent of any holders. These types of changes are generally limited to clarifications of ambiguities, omissions, defects and inconsistencies in each indenture and amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under each indenture, such as adding security, covenants, additional events of default or successor trustees.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually, after debt securities are issued under that indenture, with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of each indenture will provide us with the right to omit complying with specified covenants and specified events of default described in a subsequent filing upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that to exercise this right we will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Form of Debt Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, or in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We expect that the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture is expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

If we issue registered global securities, we expect that the Depository Trust Company, or DTC, will act as depository and the securities will be registered in the name of Cede & Co., as DTC’s nominee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. We expect that such terms will include, where applicable:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities, or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either a senior indenture or subordinated indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares, rights or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units. We expect that such terms will include, among others:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, common shares and/or rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$62,985
FINRA fees	$	*

Legal fees and expenses	$	*

Accounting fees and expenses	$	*

NYSE Supplemental Listing Fee	$	*

Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into the registration statement of which this prospectus forms a part.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The industry-related discussions contained in the section “Item 4. Information on the Company—B. Business Overview—Industry Market Conditions” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated herein by reference, have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date thereof.

The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

•	Our Report on Form 6-K filed with the Commission on December 8, 2017;

•	Our Report on Form 6-K filed with the Commission on December 4, 2017;

•	Our Report on Form 6-K filed with the Commission on November 7, 2017;

•

Our Report on Form 6-K filed with the Commission on October 24, 2017, containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim condensed consolidated financial statements and related notes for the nine months ended September 30, 2017;

•	Our Report on Form 6-K filed with the Commission on September 29, 2017;

•

Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on December 10, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the Selling Shareholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Shareholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

377 9798 5715

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

4,100,000 Common Shares

Scorpio Bulkers Inc.

PROSPECTUS SUPPLEMENT

June 9, 2020

Joint Bookrunning Managers

BofA Securities

BTIG

Clarksons Platou Securities

Co-Managers

Pareto Securities

Arctic Securities